Exhibit 10.1

FIRST AMENDMENT TO lease
BETWEEN
SAN DIEGO CREEKSIDE, LLC
AND
aTYR PHARMA, INC.

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is effective as of June 1, 2023, by and between SAN DIEGO CREEKSIDE, LLC, a Delaware limited liability company (“Landlord”), and aTYR PHARMA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated as of May 12, 2022 (the “Original Lease”), with respect to a certain premises consisting of approximately 23,696 rentable square feet in the building located at 10240 Sorrento Valley Road, San Diego, California 92121 (the “Building”), which is part of a larger complex known as Creekside Labs (the “Project”).

B. Pursuant to a certain Notice of Lease Term Dates, Landlord and Tenant memorialized that the Rent Commencement Date occurred on March 20, 2023.

C. Pursuant to the Original Lease, the rentable square footage of the Premises is approximately 23,696, but the Premises is subject to re-measurement if Landlord adds one or more common area amenities available to all tenants within the Project in order to reflect Tenant’s pro rata portion of such amenities space following the completion of such amenities space (but such increase shall be based on an amenities area that does not exceed 7,500 rentable square feet even if the actual amenities area is in excess of 7,500 rentable square feet).

D. Prior to the end of May 2023, the amenities were completed thereby triggering a remeasuring of the Premises and a corresponding increase in Tenant’s rent schedule as described below.

E. By this Amendment, Landlord and Tenant desire to memorialize the remeasurement of the Premises and the new rent schedule.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Original Lease is amended as follows:

1.
Defined Terms. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Original Lease.
2.
Premises. Commencing effective June 1, 2023, and continuing thereafter during the entire initial Lease Term, the size of the Premises shall be approximately 24,866 rentable square feet (increased from 23,696 rentable square feet due to a re-measurement of the Premises reflecting the addition of Tenant’s pro rata portion of completed amenities space to the Premises). If Landlord decreases the area comprising the amenities space or ceases to make the amenities available for use by Tenant, the rentable area of the Premises attributable to the amenities space will be adjusted downward to reflect Tenant’s pro rata share of such decrease in size and Tenant’s Base Rent shall be adjusted accordingly.

3.
Tenant’s Share.
(a)
Prior to November 30, 2026, Tenant’s Share of the Building and Tenant’s Share of the Project shall remain the same as is stated in Section 7 of the Summary of Basic Lease Information of the Original Lease (i.e., there will be no adjustment in the Tenant’s Share attributable to the remeasurement of the Premises prior to November 30, 2026). Effective as of December 1, 2026 (i.e., month 45 of the Lease Term), Section 7 of the Summary of Basic Lease Information in the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Share of the Building shall be approximately 36.10%, and Tenant’s Share of the Project shall be approximately 18.92%, based on the calculations set forth in Section 4.2.6 of this Lease.”

(b)
Effective as of December 1, 2026, Section 4.2.6 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Share” is based upon the following ratios, as applicable: (i) for the Premises, the ratio that of the rentable square feet of the Premises bears to the rentable square feet of the Building (i.e., 24,866 ÷ 68,880) and shall mean the percentage set forth in Section 7 of the Summary, and (ii) for the Project, the ratio that of the rentable square feet of the Premises bears to the rentable square feet of the Project (i.e., 24,866 ÷ 131,412), subject to adjustment in the event that Landlord expands or contracts the amenities area pursuant to Section 1.2 above or Tenant physically expands or contracts the Premises within the Building. For the avoidance of doubt, except as provided herein, no remeasurement of the Building or Project shall result in an increase in the Base Rent payable under this Lease during the initial Lease Term.

4.
Base Rent.
(a)
Prior to December 1, 2026 (i.e., such month being month 45 of the Lease Term), and in addition to Additional Rent and all other costs and expenses payable by Tenant pursuant to the Original Lease, Tenant shall pay to Landlord all Rent payable under the Original Lease with respect to the Premises without giving any effect to the remeasurement of the Premises. Accordingly, Tenant shall pay to Landlord monthly installments of Base Rent for the Premises as follows:

Lease Term (in months)	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
3-12	$136,252.00	$5.75
13-24	$140,280.32	$5.92
25-36	$144,545.60	$6.10
37-44	$148,810.88	$6.28

1 Note: Monthly Base Rent per rentable square foot has been rounded off to the nearest cent using conventional rounding principles.

2 Note: Tenant shall be entitled to receive Base Rent abatement for months 2 through 5, inclusive, of the Lease Term (the “Abatement Period”) as to the Base Rent applicable to the Premises (“Rent Abatement”), but Tenant shall be obligated to pay Tenant’s Share of Direct Expenses and separately metered utilities and janitorial costs during the Abatement Period. Months 1 and 2 have been intentionally omitted because this rent schedule commences June 1, 2023.

b)
Commencing December 1, 2026 (i.e., month 45 of the Lease Term) and continuing thereafter during the entire remaining initial Lease Term, the schedule of Base Rent set forth in Section 4A of the Summary of Basic Lease Information in the Original Lease is hereby deleted in its entirety and replaced with the schedule of Base Rent set forth below (whereby Tenant shall pay Base Rent based on the rentable square footage of the Premises as remeasured). Accordingly, Tenant shall pay to Landlord monthly installments of Base Rent for the Premises as follows:

Lease Term (in months)	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot[3]
45-48	$156,158.48	$6.28
49-60	$160,883.02	$6.47
61-72	$165,856.22	$6.67
73-84	$170,829.42	$6.87
85-96	$175,802.62	$7.07
97-108	$181,024.48	$7.28
109-120	$186,495.00	$7.50
121-124	$192,214.18	$7.73

5.
CIVIL CODE SECTION 1938 DISCLOSURE. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Building has not undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section 1938, Tenant is hereby notified that as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

3 Note: Monthly Base Rent per rentable square foot has rounded off to the nearest cent using conventional rounding principles.

6.
OFAC LIST REPRESENTATION. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers or directors is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.
7.
Brokers. Each of Tenant and Landlord represents and warrants to the other that with the exception of Colliers (“Tenant’s Broker”) and Newmark Knight Frank (“Landlord’s Broker”), it has not engaged any other broker, finder or other person in respect of the negotiation, execution or delivery of this Amendment; provided, however, no commission shall be payable to either Tenant’s Broker or Landlord’s Broker in connection with this Amendment. Each party shall indemnify, defend and hold harmless the other party against any loss, cost, liability or expense incurred by the indemnified party as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of the indemnifying party.
8.
Continuing Effectiveness. The Original Lease, except as amended hereby, remains unamended, and as amended hereby, remains in full force and effect.
9.
Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document. Further, this Amendment may be executed by either party, or both parties, using electronic signing technology (e.g., DocuSign or other similar electronic signing technology). Both counterparts shall be construed together and shall constitute a single instrument. Delivery by fax or by electronic mail file attachment of any executed counterpart to this Amendment will be deemed the equivalent of the delivery of the original executed instrument.
10.
Confidentiality. Tenant understands and agrees that the terms memorialized in this Amendment shall be considered “confidential information” as set forth in Section 29.27 of the Original Lease. Notwithstanding any disclosure of the terms of this Amendment as required by applicable law (including, without limitation, any disclosures to the United States Securities and Exchange Commission), Tenant acknowledges and agrees that the terms of this Amendment shall nevertheless remain “confidential information” as set forth in Section 29.27 of the Original Lease for all other purposes.
11.
Execution by Both Parties. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Landlord and Tenant, and execution and delivery hereof.
12.
Authorization. The parties signing on behalf of Tenant each hereby represents and warrants that such party has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date of last signature below.

“LANDLORD”	“TENANT”
SAN DIEGO CREEKSIDE, LLC	aTYR PHARMA, INC.,
a Delaware limited liability company	A Delaware corporation

By:/s/ Jessica Brock	By:/s/ Jill M. Broadfoot
Print Name: Jessica Brock	Print Name: Jill M. Broadfoot
Title:Authorized Signatory	Title:Chief Financial Officer
Date:4/8/24	Date:31-March-2024